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                                                                    Exhibit 99.1
Company Press Release

Gores Technology Group to Acquire SSA

CHICAGO--(BUSINESS WIRE)--April 7, 2000-Gores Technology Group, a leading international technology and management company, and System Software Associates announced today that SSA has agreed to sell substantially all of its assets to a newly-formed subsidiary of Gores Technology for a total of approximately $52,000,000 in cash and 25% of the common stock of the newly-formed subsidiary. The parties intend to effect the sale in an expeditious manner via a voluntary Chapter 11 bankruptcy proceeding to be filed on or about April 14. The Chapter 11 proceeding will not include SSA's subsidiaries.

Alec Gores, Chairman of Gores Technology, stated "We are very pleased to be adding SSA to the Gores family of technology companies. We place a high importance on the current and potential value of SSA's extensive customer base, skilled professionals, strong portfolio of SSA and partner software and services, and significant international operations. We intend to focus on the future growth and development of the Company."

"This transaction is the result of an intense and thorough evaluation of all of SSA's strategic alternatives by our advisors, Houlihan, Lokey, Howard & Zukin, senior management and the SSA Board," said Robert R. Carpenter, Chairman and Chief Executive Officer of SSA. "We believe that the Gores Technology Group capital resources, technical and business expertise and philosophy of creating value for customers, employees and investors make them an excellent partner for the future. We believe that our combined resources will both allow us to continue to serve our customers, without interruption, during the restructuring proceeding and enable us to continue to build upon our combined strengths after completion of the sale."

SSA anticipates that it will be required to use all of the cash received upon closing of the sale to pay SSA's senior secured lenders and administrative claims in bankruptcy, leaving 25% of the common stock of the newly-formed subsidiary available for claims of unsecured creditors of SSA in bankruptcy, including the holders of its 7% convertible subordinated notes due 2002. SSA does not expect any distribution to be made to holders of its equity securities.

The parties anticipate that the sale will close within 45-60 days. The closing of the sale is subject to, among other things, completion of definitive documentation, bankruptcy court approval and approval of SSA's senior secured lenders.

About SSA

System Software Associates is a worldwide ERP software and services provider with fiscal year 1999 revenue of $316 million. Its principal product, eBPCS Version 6.1 is primarily sold to the industrial sector including: automotive, chemicals, consumer goods,
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electronics, general manufacturing, food and beverage, forest products and pharmaceuticals. Please visit our website at www.ssaportfolio.com.

About Gores Technology

Gores Technology Group (GTG) is a leading international technology acquisition and management company with an aggressive strategy of acquiring promising high-technology organizations, products and services, and managing them for increased growth and profitability. GTG's established infrastructure currently manages a portfolio of 18 companies that are located in 40 countries throughout the world with approximately 50% of revenues derived from outside North America. Those companies provide a broad range of technology-based products and services to a substantial customer base of 12,500 corporations that represent more than
1.5 million active users.

Safe Harbor Provision

The statements contained in this release regarding the timing and process of the anticipated sale and bankruptcy proceeding and the plans and future operations of SSA and Gores Technology are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "intend," "expect," "believe," "anticipate" and similar expressions, as they relate to SSA, Gores Technology or their management, have been used to identify such forward-looking statements. These statements reflect current beliefs and specific assumptions of SSA and Gores Technology with respect to future events and are based on information currently available to them. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause actual timing and process of the anticipated sale and bankruptcy proceeding and actual future expectations and the results thereof to differ from those expressed in, or implied by, these statements.